Exhibit 10.6

Dheeraj Pandey

c/o Nutanix, Inc.

Re:	Continued Employment Terms with Nutanix, Inc.

Dear Dheeraj:

Nutanix, Inc., a Delaware corporation the “Company”), is pleased to offer you continued employment with the Company on the terms described below. This letter agreement is effective as of the date signed below on the signature page.

1.	Position. You will continue to serve as the Company’s President and Chief Executive Officer on a full-time basis and will report only to the Company’s Board of Directors (the “Board”). In this role, you will render such business and professional services in the performance of your duties, consistent with your position with the Company as shall reasonably be assigned to you by the Board. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing the duties of President and Chief Executive Officer of the Company. So long as you continue to serve as the Company’s President and Chief Executive Officer and subject to Board and stockholder approval, you will serve as a member of the Company’s Board of Directors in the seat designated to be filled by the Company’s Chief Executive Officer. Upon your termination or resignation from the position of Chief Executive Officer of the Company, you agree to resign from your position on the Board that is reserved for the Chief Executive Officer of the Company.

2.	Compensation. You will be paid a base salary at the rate of $250,000.00 per year, payable on the Company’s regular payroll dates. This base salary will be paid retroactive to April 1, 2014. You will be paid all unpaid base salary amounts since April 1, 2014 on the Company’s next regularly scheduled payroll date. In addition, you will be eligible for annual incentive compensation of $150,000.00 bringing your overall on target compensation to $400,000.00. This incentive compensation will be subject to achievement of performance targets, which targets will be mutually agreed upon between you and the Board promptly after the beginning of the applicable fiscal year. Achievement of your targets and payment of your incentive compensation shall be determined, in good faith, by the Board in its sole discretion. This base salary and your annual incentive compensation opportunity will be reviewed annually by the Board or its Compensation Committee, as determined by the Board, based on your performance and external compensation consultant recommendations.

3.	Employee Benefits. As an employee of the Company, you will continue to be eligible to participate in Company-sponsored benefits made available to senior executives of the Company. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy. You should note that the Company may modify job titles, salaries, and benefits from time to time as it deems necessary (subject to the “Good Reason” provisions below).

4.	Restricted Stock Units. Subject to the approval of the Board, you will be granted restricted stock units which, collectively, will represent the right to receive an aggregate of 1,900,000 shares of the Company’s Common Stock (the “RSUs”). The RSUs will be subject to the terms and conditions applicable to RSUs granted under the Company’s 2010 Stock Plan (the “Plan”), as described in the Plan and the applicable RSU agreement (each, an “RSU Agreement”), which you will be required to sign. The forms of RSU Agreements are attached as Exhibit A and the Plan is attached as Exhibit B. You should consult with your own tax advisor concerning the tax risks associated with accepting an RSU that represents the right to receive the Company’s Common Stock.

Subject to your continuous service with the Company, as described in the applicable RSU Agreement, the shares subject to the RSUs will vest as follows:

a.	1,187,500 shares (the “Time-Based RSUs”) will vest on the following schedule: 1/16th of the Time-Based RSUs will vest each quarter following the vesting commencement date, which will be April 15, 2014 (the “Original Vesting Schedule”). Notwithstanding the foregoing, the Time-Based RSU shall not vest at all until a Liquidity Event (defined below), at which time the Original Vesting Schedule shall apply, subject to your continuing to provide continuous service through each such vesting date. Subject to the acceleration provisions described below, in the event that your continuous service ceases prior to a Liquidity Event and/or each applicable vesting date in the Original Vesting Schedule, then the unvested portion of the Time-Based RSUs will immediately terminate. In the event that your service to the Company terminates on account of death or Disability (as defined in the Plan), then 100% of the Time-Based RSUs will vest. The Time-Based RSUs will be subject to acceleration related to termination of employment as described in Sections 6 and 7, and subject to potential single-trigger acceleration described in Section 5.

b.	316,666 shares (the “IPO RSUs”) will fully vest on the Lock-Up Expiration, provided that such Lock-Up Expiration occurs before the IPO Deadline.

c.	197,917 shares (the “First Milestone RSUs”) will vest in equal quarterly installments of 1/16th of the First Milestone RSUs over the course of four (4) years following the one-year anniversary of a Company IPO, provided that the Lock-Up Expiration occurs before the IPO Deadline.

d.	197,917 shares (the “Second Milestone RSUs”) will vest in equal quarterly installments of 1/16th of the Second Milestone RSUs over the course of four (4) years following the two-year anniversary of a Company IPO, provided that the Lock-Up Expiration occurs before the IPO Deadline.

In addition, with respect to all of your existing Company stock options, no forfeiture clause and no suspension clause will apply in the event of a for “Cause” (as defined in the applicable stock option agreements) termination of employment, and accordingly, your existing Company stock options will not terminate without a post-termination exercise period of at least 3 months upon on a termination of service for “Cause” (as defined in the applicable stock option agreements).

5.	Special Vesting Provisions Related to Change in Control.

a.	Accelerated Vesting if the Time-Based Shares are Not Assumed. If (1) during your service with the Company, a Corporate Transaction occurs, and (2) the Time-Based RSUs are not assumed, substituted or otherwise continued or replaced with similar equity awards in connection with the Corporate Transaction (it being understood that similar equity awards include, but are not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction) and (3) you comply with the Conditions, then 100% of the then unvested Time-Based RSUs will vest immediately prior to the consummation of such Corporate Transaction (for purposes of clarity, the foregoing is intended to ensure that, if the Time-Based RSUs will be terminated upon the consummation of a Corporate Transaction, you will vest in the Time-Based RSUs, including the accelerated portions thereof, immediately prior to, and contingent upon, the consummation of the Corporate Transaction).

b.

Drag-Along Protection of the Time-Based Shares. This Section 5(b) will only apply if you are required to vote all shares in the Company held or controlled by you in favor of a Corporate Transaction pursuant to the drag-along provisions set forth in the Amended and

Restated Voting Agreement dated August 26, 2014 among the Company and the stockholders named therein, as amended by the Amendment to Investor Agreements (such voting agreement, as amended from time to time, the “Voting Agreement”). If during your service to the Company, there is a Corporate Transaction: (1) with Net Proceeds of less than $5 billion; and (2) you are required to vote in favor of the Corporate Transaction in accordance with the Voting Agreement; and (3) Company stockholder B.V. Jagadeesh votes no on the stockholder solicitation to the Corporate Transaction, then 100% of the unvested Time-Based RSUs will vest immediately prior to the consummation of the Corporate Transaction. For clarity, unless all three requirements above are met, there will be no acceleration under this sub-section (b).

c.	Corporate Transaction Equal to, or Greater Than $2.5 Billion. If during your service with the Company, a Corporate Transaction occurs resulting in Net Proceeds of $2.5 billion or more, but less than $5 billion, then 100% of the unvested IPO RSUs and 100% of the unvested First Milestone RSUs will vest immediately prior to the consummation of the Corporate Transaction. However, if Net Proceeds are less than $5 billion, then there will be no vesting of the Second Milestone RSUs and all unvested portions of the Second Milestone RSUs will terminate without consideration immediately prior to the consummation of the Corporate Transaction.

d.	Corporate Transaction Greater Than $5 Billion. If during your service with the Company, a Corporate Transaction occurs resulting in Net Proceeds of $5 billion or more, then 100% of the unvested IPO RSUs, 100% of the unvested First Milestone RSUs and 100% of the unvested Second Milestone RSUs will vest immediately prior to the consummation of the Corporate Transaction.

e.	Corporate Transaction Less Than $2.5 Billion. If during your service with the Company, a Corporate Transaction occurs resulting in Net Proceeds of less than $2.5 billion, then there will be no vesting of the IPO RSUs, the First Milestone RSUs and the Second Milestone RSUs and all unvested portions of those shares will terminate without consideration immediately prior to the consummation of the Corporate Transaction.

6.	Change in Control-Related Severance Benefits. If (1) during your service with the Company, a Corporate Transaction occurs, and (2) within 12 months following such Corporate Transaction, (x) your employment is terminated by the Company or its successor for any reason other than Cause (as defined below), death or Disability or (y) you resign for Good Reason (as defined below) and (3) you comply with the Conditions (as defined below), then you will receive the following:

a.	A lump-sum payment equal to 12 months of your base salary, payable on the first payroll date following the Release Deadline, subject to Section 16.

b.	100% of your target bonus for the year of the termination of your employment, payable, in one lump-sum, on the first payroll date following the Release Deadline, subject to Section 16, providing that if your target bonus has not been set by the Board or its Compensation Committee for the applicable year then you will receive 100% of the target bonus for the year immediately preceding the year of the termination of your employment, payable, in one lump-sum, on the first payroll date following the Release Deadline, subject to Section 16.

c.

If you elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for you and your eligible dependents, then the Company will reimburse you for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to the termination of your employment) for a period of 12 months. The reimbursements will be made by the Company to you consistent with the Company’s normal expense reimbursement policy.

d.	100% of the unvested Time-Based RSUs will immediately vest and become fully exercisable.

e.	Your stock options that are vested as of your termination of employment will be exercisable for 24 months following the date of your termination of employment, but in no event beyond the earlier of: each stock option’s original expiration date or the 10 year anniversary of each stock option’s grant date.

7.	Severance. If (1) at any time prior to a Corporate Transaction or more than 12 months following a Corporate Transaction, (2) (x) your employment is terminated by the Company for any reason other than Cause, death or Disability or (y) you resign for Good Reason, and (3) you comply with the Conditions, then you will receive the following:

a.	Continuing payments of severance pay (less applicable withholding taxes) at a rate equal to your base salary rate, as then in effect, for a period of 12 months, to be paid in accordance with the Company’s normal payroll policies. Cash severance payments will commence on the first payroll date following the Release Deadline, subject to Section 16, and shall not be reduced or in any way affected by future employment, consulting work and/or income you may receive after the termination of your employment. Any installment payments that would have been made to you during the 60 day period immediately following your termination of employment but for the preceding sentence will be paid to you on the first payroll date following the Release Deadline and the remaining payments shall be made as provided in this paragraph.

b.	A lump-sum payment equal to 60% of your annual base salary (pro-rated for your time served during the year of the termination of your employment), payable on the first payroll date following the Release Deadline, subject to Section 16.

c.	If you elect continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for you and your eligible dependents, then the Company will reimburse you for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to your termination) for a period of 12 months. The reimbursements will be made by the Company to you consistent with the Company’s normal expense reimbursement policy.

d.	50% of the unvested Time-Based RSUs will vest so long as a Liquidity Event has occurred prior to such termination of employment.

e.	Your stock options that are vested as of your termination of employment will be exercisable for 24 months following the date of your termination, but in no event beyond the earlier of: each stock option’s original expiration date or the 10 year anniversary of each stock option’s grant date.

8.	Definitions. The following capitalized terms shall have the defined meanings as described below:

“Cause” means only (i) an act of dishonesty made by you in connection with your responsibilities as an employee which causes material economic injury to the Company, (ii) your conviction of, or plea of nolo contendere to, a felony or any crime of fraud, embezzlement or moral turpitude, (iii) your acts of gross misconduct in the performance of your job duties which cause material economic injury to the Company, (iv) your unauthorized use or disclosure of material proprietary information or trade secrets (collectively, “Proprietary Information”) of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; provided that the following are not considered to be unauthorized use or disclosure of material Proprietary Information: (1) disclosure to an individual or entity subject to a non-disclosure agreement in favor of the Company; or (2) limited disclosure by you to a person or entity in the good faith performance of your Chief Executive Officer duties (and not for personal gain) that you reasonably believe is in the best interests of the Company and in such circumstances where further disclosure or use by such person or entity would not have a material adverse effect on the Company; or (v) your repeated and intentional failure to follow a lawful directive of the Board, providing that you may not be terminated for Cause under subsections (i), (iii), (iv) and (v) above unless (A) you have received written notice from the Company setting out all the acts or events that the Company believes justifies a termination for Cause under subsections (i), (iii), (iv) or (v), as applicable, (B) the Company has provided you with thirty days to cure (if the acts or events are capable of being cured), and (C) if you cure, “Cause” shall not exist under the applicable subsection.

“Company IPO” means the effective date of an initial public offering of the Company’s Common Stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended.

“Conditions” means (i) if your service has or is terminated, you have returned all Company property in your possession within 10 days following the termination of your service, providing that you may retain copies of all agreements between you and the Company and a copy of the human resources file maintained by the Company for you; and (ii) you have executed a full and complete general release of all claims that you may have against the Company or persons affiliated with the Company as attached hereto (the “Release”) and such Release has become effective no later than the 60th day after the termination of your service (the “Release Deadline”).

“Corporate Transaction” means a sale of all or substantially all of the Company’s assets, or a merger, consolidation, or other capital reorganization or business combination transaction of the Company with, to, or into another corporation, entity or person. Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Corporate Transaction unless the transaction qualifies as a “change in control event” within the meaning of Section 409A (as defined below) and its implementing regulations.

“Disability” will have the same defined meaning as in the Plan.

“Good Reason” means the occurrence of any of the following without your express written consent: (i) a significant reduction of your duties, position or responsibilities or the removal of you from such position and responsibilities, or a reduction in the level of supervisor within the organization to whom you report, unless you are provided with a comparable position (i.e., a position of equal or greater duties, authority and compensation), which comparable position may be at the divisional level of a larger or similar sized corporation; (ii) a significant reduction in your base salary as in effect immediately prior to such reduction, unless such reduction is made in connection with a Company-wide cost reduction effort; (iii) a material reduction in the kind or level of employee benefits to which you are entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced, unless such reduction is made in connection with a Company-wide cost reduction effort; (iv) your relocation to a facility or a location more than 50 miles from the Company’s offices where you primarily reported prior to such relocation; and (v) any attempt by the Company or any successor-in-interest to cancel or terminate (or not assume the obligations under) this letter agreement. You shall not have Good Reason unless (A) within 90 days after the first act giving rise to Good Reason, the Company has received written notice from you setting out all the acts or events that you believe justifies a termination for Good Reason, (B) you have provided the Company with thirty days to cure, and

(C) if the Company fails to cure, then you terminate your employment within two years of the first event giving rise to Good Reason, providing that if the Company fully cures, “Good Reason” shall not exist. In the event that Good Reason exists under (ii) or (iii), then your payments under Section 6 and Section 7 shall be calculated at the applicable level of those benefits immediately prior to the applicable event giving rise to Good Reason.

“IPO Deadline” means April 15, 2019.

“Liquidity Event” means either of the following occurring prior to April 15, 2021: (1) one month after the expiration or termination of the lock-up period applicable in connection with the Company IPO (the “Lock-Up Expiration”); or (2) a Corporate Transaction.

“Net Proceeds” means the sum of any cash and the fair market value of any securities or other assets or property available for distribution to one or more of the holders of the Company’s equity securities (including any securities that are convertible, exercisable or exchangeable for equity securities) in connection with a Corporate Transaction, including amounts available for distribution after the consummation of the Corporate Transaction pursuant to any escrow, holdback or other similar arrangements, but excluding amounts potentially available for distribution pursuant to earn outs or other similar milestone-based arrangements. For purposes of clarification, the proceeds available for distribution to holders of the Company’s equity securities as set forth herein is net of the repayment of all Company debt outstanding at the close of the transaction and all costs and fees associated with the transaction.

9.	Confidential Information and Invention Assignment Agreement. You have executed an Employee Proprietary Information and Invention Assignment Agreement with the Company dated September 22, 2009 (the “PIIAA”). As a condition of entering into this agreement, you are required to sign the Company’s enclosed current standard Confidential Information and Invention Assignment Agreement (“CIIA”). The Confidential Information and Invention Assignment Agreement provides that all disputes arising as a result of employment including the termination thereof will be resolved through binding arbitration. The CIIA will supersede and replace in its entirety the PIIAA.

10.	At-Will Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause, providing that nothing in this section shall affect the Company’s obligations under this letter agreement. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, providing that all changes are subject to the Good Reason and related clauses set forth in this letter agreement, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a delegate of the Board.

11.	Conditions. As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you acknowledge that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.

12.

Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company, providing that you may volunteer for non-profit, religious or community organizations, and lecture so long as such activities do not interfere materially with the performance of your duties to the Company. If you intend to serve on the advisory board and/or the board of directors of a for-profit enterprise that is non-competitive with the Company, then the consent of the

Company’s board of directors will not be unreasonably withheld so long as the activity does not interfere materially with the performance of your duties to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employers, and that in performing your duties for the Company you will not in any way utilize any such information of your former employers. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

13.	Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable legally required withholding and payroll taxes.

14.	Governing Law. This letter agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

15.	Acknowledgment. You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your private attorney, you have had sufficient time to, and have carefully read and fully understand all the provisions of this letter agreement, and you are knowingly and voluntarily entering into this agreement.

16.	Section 409A. The Company intends that all payments and benefits provided under this letter are exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance or regulations promulgated thereunder (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. No payment or benefits to be paid to you, if any, pursuant to this letter or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. If, at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following the termination of your employment. The Company reserves the right to amend this letter as it deems necessary or advisable, in its sole discretion and without your consent, to comply with Section 409A the Code or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A. Each payment and benefit payable hereunder is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. All expense reimbursements made pursuant to this letter agreement shall, in all cases, be made within sixty days of the applicable request for reimbursement.

17.	Limitation on Payments. In the event that the severance and other benefits provided for in this letter or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 17, would be subject to the excise tax imposed by Section 4999 of the Code, then your benefits will be either:

a.	delivered in full, or

b.	delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning Section 280G of the Code), (iii) cancellation of accelerated vesting of equity awards; (iv) reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of your equity awards.

Unless the Company and you otherwise agree in writing, any determination required under this Section 17 will be made in writing by the Company’s independent public accountants or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon you and the Company. For purposes of making the calculations required by this Section 17, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 17.

18.	No Duty to Mitigate. You shall have no duty to mitigate any breach by the Company of this letter agreement.

19.	Indemnification. You have executed an Indemnification Agreement with the Company dated September 22, 2009 (the “Indemnification Agreement”) which shall continue to apply. In connection with a Company IPO, you may be asked to enter into a revised indemnification agreement.

20.	Attorney’s Fees. The Company shall pay directly to your attorney the reasonable attorney’s fees related to the negotiation of this letter agreement (including the related term sheet), subject to a maximum of $10,000. Payment under this section shall be made within fifteen days of the execution of this Agreement, and in all cases, no later than March 15, 2015.

21.	Entire Agreement. This letter agreement, along with the Confidential Information and Invention Assignment Agreement, the Voting Agreement, the Indemnification Agreement, the Plan and your equity award agreements, set forth the terms of your employment with the Company, and supersede and replace any prior representations, understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter. This letter agreement may not be modified or amended except by a written agreement signed by a delegate of the Board.

[Signature Page Follows]

If you wish to accept the terms of this letter agreement, please sign and date both the enclosed duplicate original of this letter and the enclosed Confidential Information and Invention Assignment Agreement and return them to me.

We look forward to your continued employment at Nutanix!

Sincerely,

Nutanix, Inc.

By:	/s/ Duston Williams
(Signature)

Name: Duston Williams
Title: Chief Financial Officer

ACCEPTED AND AGREED:

Dheeraj Pandey

Signature	/s/ Dheeraj Pandey

Date February 26, 2015

Enclosed

Confidential Information and Invention Assignment Agreement

Release

NUTANIX, INC.

CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

Employee Name:	Dheeraj Pandey

Effective Date:	Date signed below

As a condition of my becoming employed (or my employment being continued) by Nutanix, Inc., a Delaware corporation, or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1. Relationship. This Agreement will apply to my employment relationship with the Company. If that relationship ends and the Company, within a year thereafter, either reemploys me or engages me as a consultant, I agree that this Agreement will also apply to such later employment or consulting relationship, unless the Company and I otherwise agree in writing. Any such employment or consulting relationship between the Company and me, whether commenced prior to, upon or after the date of this Agreement, is referred to herein as the “Relationship.”

2. Duties. I will perform for the Company such duties as may be designated by the Company from time to time or that are otherwise within the scope of the Relationship and not contrary to instructions from the Company. During the Relationship, I will devote my entire best business efforts to the interests of the Company and will not engage in other employment or in any activities detrimental to the best interests of the Company without the prior written consent of the Company.

3. Confidential Information.

(a) Protection of Information. I understand that during the Relationship, the Company intends to provide me with information, including Confidential Information (as defined below), without which I would not be able to perform my duties to the Company. I agree, at all times during the term of the Relationship and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, and not to disclose to any person, firm, corporation or other entity, without written authorization from the Company in each instance, any Confidential Information that I obtain, access or create during the term of the Relationship, whether or not during working hours, until such Confidential Information becomes publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved, provided that the following is not considered to be unauthorized use or disclosure of Confidential Information: (1) disclosure to an individual or entity subject to a non-disclosure agreement in favor of the Company; or (2) limited disclosure by me to a person or entity in the good faith performance of my duties (and not for personal gain) that I reasonably believe is in the best interests of the Company and in such circumstances where further disclosure or use by such person or entity would not have a material adverse effect on the Company. I further agree not to make copies of such Confidential Information except as authorized by the Company.

(b) Confidential Information. I understand that “Confidential Information” means information and physical material not generally known or available outside the Company and information and physical material entrusted to the Company in confidence by third parties. Confidential Information includes, without limitation: (i) Company Inventions (as defined below); (ii) technical data, trade secrets, know-how, research, product or service ideas or plans, software codes and designs, developments, inventions, laboratory notebooks, processes, formulas, techniques, biological materials, mask works, engineering designs and drawings, hardware configuration information, lists of, or information relating to, employees and consultants of the Company (including, but not limited to, the names, contact information, jobs, compensation, and expertise of such employees and consultants), lists of, or information relating to, suppliers and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, historical financial data, budgets or other business information disclosed to me by the Company either directly or indirectly, whether in writing, electronically, orally, or by observation.

(c) Third Party Information. My agreements in this Section 3 are intended to be for the benefit of the Company and any third party that has entrusted information or physical material to the Company in confidence.

(d) Other Rights. This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the protection of trade secrets or confidential or proprietary information.

4. Ownership of Inventions.

(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a complete list describing with particularity all Inventions (as defined below) that, as of the Effective Date, belong solely to me or belong to me jointly with others, and that relate in any way to any of the Company’s actual or proposed businesses, products, services, or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Inventions at the time of signing this Agreement.

(b) Use or Incorporation of Inventions. If in the course of the Relationship, I use or incorporate into a product, process or machine any Invention not covered by Section 4(d) of this Agreement in which I have an interest, I will promptly so inform the Company. Whether or not I give such notice, I hereby irrevocably grant to the Company a nonexclusive, fully paid-up, royalty-free, assumable, perpetual, worldwide license, with right to transfer and to sublicense, to practice and exploit such Invention and to make, have made, copy, modify, make derivative works of, use, sell, import, and otherwise distribute such Invention under all applicable intellectual property laws without restriction of any kind.

(c) Inventions. I understand that “Inventions” means discoveries, developments, concepts, designs, ideas, know how, improvements, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. I understand this includes, but is not limited to, any new product, machine, article of manufacture, biological material, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon. I understand that “Company Inventions” means any and all Inventions that I may solely or jointly author, discover, develop, conceive, or reduce to practice during the period of the Relationship, except as otherwise provided in Section 4(g) below.

(d) Assignment of Company Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest throughout the world in and to any and all Company Inventions and all patent, copyright, trademark, trade secret and other intellectual property rights therein. I further acknowledge that all Company Inventions that are made by me (solely or jointly with others) within the scope of and during the period of the Relationship are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary. I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, that I now have or may hereafter have for infringement of any and all Company Inventions.

(e) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Company Inventions made or conceived by me (solely or jointly with others) during the term of the Relationship. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, or any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. I agree to deliver all such records (including any copies thereof) to the Company at the time of termination of the Relationship as provided for in Sections 5 and 6.

(f) Patent and Copyright Rights. I agree to assist the Company, or its designee, at its expense, in every proper way to secure the Company’s, or its designee’s, rights in the Company Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive right, title and interest in and to such Company Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue during and at all times after the end of the Relationship and until the expiration of the last such intellectual property right to expire in any country of the world. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such instruments and papers and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright, mask work and other registrations related to such Company Inventions. This power of attorney is coupled with an interest and shall not be affected by my subsequent incapacity.

(g) Exception to Assignments. I understand that the Company Inventions will not include, and the provisions of this Agreement requiring assignment of inventions to the Company do not apply to, any invention which qualifies fully for exclusion under the provisions of applicable state law, if any, attached hereto as Exhibit B. In order to assist in the determination of which inventions qualify for such exclusion, I will advise the Company promptly in writing, during and after the term of the Relationship, of all Inventions solely or jointly conceived or developed or reduced to practice by me during the period of the Relationship.

5. Company Property; Returning Company Documents. I acknowledge and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, files, e-mail messages, and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I agree that, at the time of termination of the Relationship, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns.

6. Termination Certification. In the event of the termination of the Relationship, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C; however, my failure to sign and deliver the Termination Certification shall in no way diminish my continuing obligations under this Agreement.

7. Notice to Third Parties. I agree that during the periods of time during which I am restricted in taking certain actions by the terms of this Agreement (the “Restriction Period”), I shall inform any entity or person with whom I may seek to enter into a business relationship (whether as an owner, employee, independent contractor, or otherwise) of my contractual obligations under this Agreement. I also understand and agree that the Company may, with or without prior notice to me and during or after the term of the Relationship, notify third parties of my agreements and obligations under this Agreement. I further agree that, upon written request by the Company, I will respond to the Company in writing regarding the status of my employment or proposed employment with any party during the Restriction Period.

8. Solicitation of Employees, Consultants and Other Parties. As described above, I acknowledge and agree that the Company’s Confidential Information includes information relating to the Company’s employees, consultants, customers and others, and that I will not use or disclose such Confidential Information except as authorized by the Company. I further agree as follows:

(a) Employees, Consultants. I agree that during the term of the Relationship, and for a period of twelve (12) months immediately following the termination of the Relationship for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity.

(b) Other Parties. I agree that during the term of the Relationship, and for a period of twelve (12) months immediately following the termination of the Relationship for any reason, whether with or without cause, I shall not use any Confidential Information of the Company to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

9. At-Will Relationship. I understand and acknowledge that, except as may be otherwise explicitly provided in a separate written agreement between the Company and me, my Relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the Relationship at any time for any reason or no reason, without further obligation or liability, other than those provisions of this Agreement that explicitly survive the termination of the Relationship.

10. Representations and Covenants.

(a) Facilitation of Agreement. I agree to execute promptly, both during and after the end of the Relationship, any proper oath, and to verify any proper document, required to carry out the terms of this Agreement, upon the Company’s written request to do so.

(b) No Conflicts. I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into, with any third party, including without limitation any agreement to keep in confidence proprietary information or materials acquired by me in confidence or in trust prior to or during the Relationship. I will not disclose to the Company or use any inventions, confidential or nonpublic proprietary information or material belonging to any previous client, employer or any other party. I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any previous client, employer or any other party. I acknowledge and agree that I have listed on Exhibit A all agreements (e.g., noncompetition agreements, non-solicitation of customers agreements, non-solicitation of employees agreements, confidentiality agreements, inventions agreements, etc.), if any, with a current or former client, employer, or any other person or entity, that may restrict my ability to accept employment with the Company or my ability to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict my ability to perform my duties for the Company or any obligation I may have to the Company. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

(c) Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement, that I understand and have voluntarily accepted such provisions, and that I will fully and faithfully comply with such provisions.

11. Arbitration and Equitable Relief.

(a) Arbitration. IN CONSIDERATION OF MY EMPLOYMENT WITH THE COMPANY, ITS PROMISE TO ARBITRATE ALL EMPLOYMENT-RELATED DISPUTES, AND MY RECEIPT OF THE COMPENSATION, PAY RAISES, AND OTHER BENEFITS PAID TO ME BY THE COMPANY, AT PRESENT AND IN THE FUTURE, I AGREE THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, SHAREHOLDER, OR BENEFIT PLAN OF THE COMPANY, IN THEIR CAPACITY AS SUCH OR OTHERWISE), ARISING OUT OF, RELATING TO, OR RESULTING FROM MY EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF MY EMPLOYMENT WITH THE COMPANY, INCLUDING ANY BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION UNDER THE ARBITRATION PROVISIONS SET FORTH IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 1280 THROUGH 1294.2 (THE “CCP ACT”), AND PURSUANT TO CALIFORNIA LAW. THE FEDERAL ARBITRATION ACT SHALL CONTINUE TO APPLY WITH FULL FORCE AND EFFECT NOTWITHSTANDING THE APPLICATION OF PROCEDURAL RULES SET FORTH IN THE CCP ACT. DISPUTES THAT I AGREE TO ARBITRATE, AND THEREBY AGREE TO WAIVE ANY RIGHT TO A TRIAL BY JURY, INCLUDE ANY STATUTORY CLAIMS UNDER LOCAL, STATE, OR FEDERAL LAW, INCLUDING, BUT NOT LIMITED TO, CLAIMS UNDER TITLE

VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE SARBANES-OXLEY ACT, THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE CALIFORNIA FAMILY RIGHTS ACT, THE CALIFORNIA LABOR CODE, CLAIMS OF HARASSMENT, DISCRIMINATION, AND WRONGFUL TERMINATION, AND ANY OTHER STATUTORY OR COMMON LAW CLAIMS. NOTWITHSTANDING THE FOREGOING, I UNDERSTAND THAT NOTHING IN THIS AGREEMENT CONSTITUTES A WAIVER OF MY RIGHTS UNDER SECTION 7 OF THE NATIONAL LABOR RELATIONS ACT. I FURTHER UNDERSTAND THAT THIS AGREEMENT TO ARBITRATE ALSO APPLIES TO ANY DISPUTES THAT THE COMPANY MAY HAVE WITH ME.

(b) Procedure. I AGREE THAT ANY ARBITRATION WILL BE ADMINISTERED BY JUDICIAL ARBITRATION & MEDIATION SERVICES, INC. (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (THE “JAMS RULES”), WHICH ARE AVAILABLE AT http://www.jamsadr.com/rules-employment-arbitration/ AND FROM HUMAN RESOURCES. I AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION, AND MOTIONS TO DISMISS AND DEMURRERS, APPLYING THE STANDARDS SET FORTH UNDER THE CALIFORNIA CODE OF CIVIL PROCEDURE. I AGREE THAT THE ARBITRATOR SHALL ISSUE A WRITTEN DECISION ON THE MERITS. I ALSO AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW, AND THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, WHERE PROVIDED BY APPLICABLE LAW. I AGREE THAT THE DECREE OR AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED AS A FINAL AND BINDING JUDGMENT IN ANY COURT HAVING JURISDICTION THEREOF. I UNDERSTAND THAT THE COMPANY WILL PAY FOR ANY ADMINISTRATIVE, ARBITRATOR OR HEARING FEES CHARGED BY THE ARBITRATOR OR JAMS EXCEPT THAT I SHALL PAY ANY FILING FEES ASSOCIATED WITH ANY ARBITRATION THAT I INITIATE, BUT ONLY SO MUCH OF THE FILING FEES AS I WOULD HAVE INSTEAD PAID HAD I FILED A COMPLAINT IN A COURT OF LAW. I AGREE THAT THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE AND THE CALIFORNIA EVIDENCE CODE, AND THAT THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO RULES OF CONFLICT OF LAW. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. I AGREE THAT ANY ARBITRATION UNDER THIS AGREEMENT SHALL BE CONDUCTED IN SANTA CLARA COUNTY, CALIFORNIA.

(c) Remedy. EXCEPT AS PROVIDED BY THE CCP ACT AND THIS AGREEMENT, ARBITRATION SHALL BE THE SOLE, EXCLUSIVE, AND FINAL REMEDY FOR ANY DISPUTE BETWEEN ME AND THE COMPANY. ACCORDINGLY, EXCEPT AS PROVIDED FOR BY THE CCP ACT AND THIS AGREEMENT, NEITHER I NOR THE COMPANY WILL BE PERMITTED TO PURSUE OR PARTICIPATE IN COURT ACTION REGARDING CLAIMS THAT ARE SUBJECT TO ARBITRATION.

(d) Administrative Relief. I UNDERSTAND THAT THIS AGREEMENT DOES NOT PROHIBIT ME FROM PURSUING AN ADMINISTRATIVE CLAIM WITH A LOCAL, STATE, OR FEDERAL ADMINISTRATIVE BODY OR GOVERNMENT AGENCY THAT IS AUTHORIZED TO ENFORCE OR ADMINISTER LAWS RELATED TO EMPLOYMENT, INCLUDING, BUT NOT LIMITED TO, THE DEPARTMENT OF FAIR EMPLOYMENT AND HOUSING, THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION, THE NATIONAL LABOR RELATIONS BOARD, OR THE WORKERS’ COMPENSATION BOARD. THIS AGREEMENT DOES, HOWEVER, PRECLUDE ME FROM PURSUING COURT ACTION REGARDING ANY SUCH CLAIM, EXCEPT AS PERMITTED BY LAW.

(e) Voluntary Nature of Agreement. I ACKNOWLEDGE AND AGREE THAT I AM EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE. I ACKNOWLEDGE AND AGREE THAT I HAVE RECEIVED A COPY OF THE TEXT OF CALIFORNIA LABOR CODE SECTION 2870 IN EXHIBIT B. I FURTHER ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND THAT I HAVE ASKED ANY QUESTIONS NEEDED FOR ME TO UNDERSTAND THE TERMS, CONSEQUENCES, AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT, INCLUDING THAT I AM WAIVING MY RIGHT TO A JURY TRIAL. FINALLY, I AGREE THAT I HAVE BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF MY CHOICE BEFORE SIGNING THIS AGREEMENT.

12. General Provisions.

(a) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

(b) Entire Agreement. This Agreement and the letter agreement signed contemporaneously with this Agreement sets forth the entire agreement and understanding between the Company and me relating to its subject matter and merges all prior discussions between us. No amendment to this Agreement will be effective unless in writing signed by both parties to this Agreement. The Company shall not be deemed hereby to have waived any rights or remedies it may have in law or equity, nor to have given any authorizations or waived any of its rights under this Agreement, unless, and only to the extent, it does so by a specific writing signed by a duly authorized officer of the Company, it being understood that, even if I am an officer of the Company, I will not have authority to give any such authorizations or waivers for the Company under this Agreement without specific approval by the Board of Directors. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c) Severability. If one or more of the provisions in this Agreement are deemed void or unenforceable to any extent in any context, such provisions shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected. The Company and I have attempted to limit my right to use, maintain and disclose the Company’s Confidential Information, and to limit my right to solicit employees and customers only to the extent necessary to protect the Company from unfair competition. Should a court of competent jurisdiction determine that the scope of the covenants contained in Section 8 exceeds the maximum restrictiveness such court deems reasonable and enforceable, the parties intend that the court should reform, modify and enforce the provision to such narrower scope as it determines to be reasonable and enforceable under the circumstances existing at that time.

(d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

(e) Remedies. I acknowledge and agree that violation of this Agreement by me may cause the Company irreparable harm, and therefore agree that the Company will be entitled to seek extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security (or, where such a bond or security is required, I agree that a $1,000 bond will be adequate), in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

(f) (f) Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

The parties have executed this Agreement on the respective dates set forth below, to be effective as of the Effective Date first above written.

THE COMPANY:

NUTANIX, INC.

By:	/s/ Duston Williams
(Signature)

Name: Duston Williams
Title: Chief Financial Officer

Date: February 26, 2015

EMPLOYEE:

/s/ Dheeraj Pandey
Dheeraj Pandey

Date: February 26, 2015

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED UNDER SECTION 4(a)

Title	Date	Identifying Number or Brief Description

         No inventions, improvements, or original works of authorship

Additional sheets attached

Signature of Employee:

Print Name of Employee:

Date:

EXHIBIT B

Section 2870 of the California Labor Code is as follows:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to Nutanix, Inc., a Delaware corporation, its subsidiaries, affiliates, successors or assigns (collectively, the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any Inventions (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement, and I acknowledge my continuing obligations under that agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from the date of this Certification, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity.

Further, I agree that for twelve (12) months from the date of this Certification, I shall not use any Confidential Information of the Company to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

Date:	EMPLOYEE:

(Signature)

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Dheeraj Pandey (“Employee”) and Nutanix, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee was employed by the Company;

WHEREAS, Employee signed an [Confidentiality Agreement] with the Company on [Date] (the “Confidentiality Agreement”);

WHEREAS, the Company and Employee have entered into a Stock Option Agreement, dated [Date], [reference all stock option agreements Employee signed with the Company by listing exact title(s) and date(s) signed/date of grant] granting Employee the option to purchase shares of the Company’s common stock subject to the terms and conditions of the Company’s [Year] Stock Option Plan and the Stock Option Agreement (collectively the “Stock Agreements”);

WHEREAS, the Company and Employee have entered into an Indemnification Agreement, dated [Date],

WHEREAS, the Company terminated Employee’s employment with the Company effective [Date] (the “Termination Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1. Consideration.

a. Payment. The Company agrees to pay Employee a total of [Amount] Dollars ($[Amount]), [in one lump sum] [at the rate of [Amount] Dollars ($[Amount}) per month/week], less applicable legally required withholding, for [Amount] from the first regular payroll date following the Effective Date, in accordance with the Company’s regular payroll practices.

Employee further specifically acknowledges and agrees that the consideration provided to him hereunder fully satisfies any obligation that the Company had to pay Employee wages or any other compensation for any of the services that Employee rendered to the Company, that the amount paid is in excess of any disputed wage claim that Employee may have, that the consideration paid shall be deemed to be paid first in satisfaction of any disputed wage claim with the remainder sufficient to act as consideration for the release of claims set forth herein, and that Employee has not earned and is not entitled to receive any additional wages or other form of compensation from the Company.

b. COBRA. The Company shall reimburse Employee for the payments Employee makes for COBRA coverage for a period of [Amount] ([Number]) months, provided Employee timely elects and pays for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. COBRA reimbursements shall be made by the Company to Employee consistent with the Company’s normal expense reimbursement policy, provided that Employee submits documentation to the Company substantiating his payments for COBRA coverage.

2. Stock. The Parties agree that for purposes of determining the number of shares of the Company’s common stock that Employee is entitled to purchase from the Company, pursuant to the exercise of outstanding options, Employee will be considered to have vested only up to the Termination Date. Employee acknowledges that as of the Termination Date, Employee will have vested in [Number] options and no more. The exercise of Employee’s vested options and shares shall continue to be governed by the terms and conditions of the Company’s Stock Agreements and Employee’s October 2014 letter agreement with the Company.

3. Benefits. Employee’s health insurance benefits shall cease on the last day of [Month], subject to Employee’s right to continue his health insurance under COBRA. Employee’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the accrual of bonuses, vacation, and paid time off, ceased as of the Termination Date.

4. Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.

5. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a. any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company). Notwithstanding the foregoing, Employee acknowledges that any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance herein, except as required by applicable law. Employee represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section. Notwithstanding any other term in this Agreement, Employee does not release any of Employee’s rights (i) to indemnification to the fullest extent provided for in the Indemnification Agreement, or any contract, statute or corporate document, (ii) under any Company insurance policy, including, without limitation, any right to a defense, indemnification, or to be held harmless under any Company directors and officers, employment practices liability and errors and omissions insurance policy, (iii) under any pre-existing corporate governance-related or investor-related document and/or agreement, including, without limitation, Employee’s rights under any voting agreement or otherwise, and Employee’s continuing rights to appoint one or more members to the Company’s Board, (iv) in and to Employee’s Company equity, including, without limitation, Employee’s right to exercise any stock option and/or hold or sell Employee’s Company equity, and (v) in and to any Company retirement plan (e.g., 401k plan) to the fullest extent provided for in the plan.

6. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

7. California Civil Code Section 1542. Employee acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

8. No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

9. Application for Employment. Employee understands and agrees that, as a condition of this Agreement, Employee shall not be entitled to any employment with the Company, and Employee hereby waives any right, or alleged right, of employment or re-employment with the Company. Employee further agrees not to apply for employment with the Company and not otherwise pursue an independent contractor or vendor relationship with the Company.

10. Confidentiality. Employee agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, Employee may disclose Separation Information only to his immediate family members, the Court or an arbitrator in any proceedings to enforce the terms of this Agreement, Employee’s attorney(s), and Employee’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Employee agrees that he will not publicize, directly or indirectly, any Separation Information.

11. Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and nonsolicitation of Company employees. Employee’s signature below constitutes his certification that he has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with his employment with the Company, or otherwise belonging to the Company, other than copies of Employee’s agreements with the Company and copies of the personnel file maintained by the Company regarding Employee.

12. No Cooperation. Employee agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement . Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within five (5) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that he cannot provide counsel or assistance.

13. Nondisparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Employee and Company shall direct any inquiries by potential future employers to the Company’s human resources department.

14. Nondisparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Employee shall direct any inquiries by potential future employers to the Company’s human resources department.

15. No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

16. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

17. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SANTA CLARA COUNTY, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

18. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on his behalf under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or delayed payment of Employee’s personal federal or personal state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

19. Section 409A. It is intended that this Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company and Employee will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Employee under Section 409A. In no event will the Company reimburse Employee for any taxes that may be imposed on Employee as a result of Section 409A.

20. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

21. No Representations. Employee represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee and Company have not relied upon any representations or statements made by the Company or Employee, as applicable, that are not specifically set forth in this Agreement.

22. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

23. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

24. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Confidentiality Agreement, Indemnification Agreement and the Stock Agreements, except as modified herein.

25. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.

26. Governing Law. This Agreement shall be governed by the laws of the State of California without regard for choice-of-law provisions. The parties consent to personal and exclusive jurisdiction and venue in the State of California.

27. Effective Date. Employee understands that this Agreement shall be null and void if not executed by him within twenty one (21) days. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signs this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

28. Counterparts. This Agreement may be executed in counterparts and by facsimile, or by signing, scanning and emailing and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

29. Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Employee acknowledges that:

(a)	he has read this Agreement;

(b)	he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

(c)	he understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	he is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

DHEERAJ PANDEY, an individual

Dated:
Dheeraj Pandey

NUTANIX, INC.

Dated:	By
[Name]
[Title]